Exhibit 10.97

EXCHANGE AGREEMENT

This Exchange Agreement (this “Agreement”) is made and entered into as of December __, 2008, by and between                      (the “Holder”), and Headwaters Incorporated, a Delaware corporation (the “Company”).

RECITALS

WHEREAS, the Holder currently holds that principal amount of the Company’s 2- 7/8% Convertible Senior Subordinated Notes due 2016 of the Company set forth on Schedule A (the “Old Notes”);

WHEREAS, the Holder desires to exchange the Old Notes for the Company’s 16% Convertible Senior Subordinated Notes due 2016 (the “New Notes”), on the terms and conditions set forth in this Agreement (the “Exchange”);

WHEREAS, the Company desires to issue to the Holder that principal amount of New Notes in exchange for the Old Notes in the Exchange in the amount set forth on Schedule A;

WHEREAS, the board of directors of the Company has authorized the issuance of the New Notes to be issued pursuant to the form of Indenture to be entered into by the Company and the trustee (the “Trustee”) named therein, substantially in the form of Exhibit A hereto (the “Indenture”); and

WHEREAS, in connection with the issuance of the New Notes the Company will agree to provide the Holder registration rights pursuant to the Registration Rights Agreement, to be entered into by the Company, the Holder and the other holders of Old Notes exchanging such notes for New Notes, substantially in the form of Exhibit B hereto (the “Registration Rights Agreement”).

NOW, THEREFORE, in consideration of the premises and the agreements set forth below, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

ARTICLE 1

Exchange

Section 1.1 Exchange and Sale of the New Notes. Upon the terms and subject to the conditions of this Agreement, at the Closing (as defined herein), the Company shall issue and exchange, subject to Section 1.2 hereof, to the Holder, and the Holder agrees to accept from the Company, that aggregate principal amount of New Notes set forth in Schedule A in exchange for that aggregate principal amount of Old Notes set forth in Schedule A.

Section 1.2 Cancellation of Old Notes. Pursuant to the indenture (the “Old Indenture”) relating to the Old Notes, Holder hereby agrees that such Holder’s Old Notes shall be cancelled in connection with the Exchange. All accrued unpaid interest on the Old Notes as of the Closing Date (as defined below) shall be paid by the Company to the Holder in cash. Holder acknowledges that the cancellation of the Old Notes shall have the effects specified in the Old Indenture governing the applicable Old Notes.

Section 1.3 Private Placement. In consideration of and for the Exchange, the Company agrees to issue Holder that aggregate principal amount of New Notes set forth on Schedule A hereto. The issuance of the New Notes to Holder will be made without registration of the New Notes under the

Securities Act of 1933, as amended (together with the rules and regulations thereunder, the “Securities Act”), in reliance upon the exemption therefrom provided by Section 4(2) of the Securities Act and/or Section 506 of Regulation D promulgated under the Securities Act and in reliance on similar exemptions under state securities or “blue sky” laws. Holder acknowledges that the Company is relying upon the truth and accuracy of, and the Holder’s compliance with, its representations, warranties, agreements, acknowledgments and understandings set forth herein in order to determine the availability of such exemptions and the eligibility of the Holder for the Exchange.

Section 1.4 Closing Mechanics. The closing of the transactions contemplated by this Agreement shall occur at the offices of Pillsbury Winthrop Shaw Pittman LLP, 50 Fremont Street, San Francisco, California 94105, or such other location as may be mutually acceptable in each case at 9:00 a.m., San Francisco time, on third business day after the date of this Agreement or at such other time on the same date or such other date as the parties may agree in writing (such time and date, the “Closing Date”). Prior to the Closing Date and pursuant to the terms of the Indenture the Company shall cause the Trustee to register one or more global securities representing the New Notes in the name of Cede & Co., the nominee of the Depositary Trust Company (“DTC”), and Holder shall instruct its broker or other participant in the DTC Fast Automated Securities Transfer Program to transfer and deliver the Old Notes to the Trustee. On the Closing Date, the Company shall cause the Trustee to credit such aggregate amount of New Notes to such Holder’s or its designee’s balance account in the DTC system, in the amounts set forth on Schedule A attached hereto.

Section 1.5 Conditions to Closing.

(a) The obligation of the Holder hereunder to consummate the transactions contemplated hereby at the Closing is subject to the satisfaction, at or before the Closing Date, of each of the following conditions, provided that these conditions are for the Holder’s sole benefit and may be waived by the Holder at any time in its sole discretion by providing the Company with prior written notice thereof:

(i) The Company and the Trustee shall have executed and delivered the Indenture;

(ii) The Company shall have executed and delivered the New Notes in the aggregate principal amount set forth in Schedule A;

(iii) The Company shall have executed and delivered the Registration Rights Agreement;

(iv) The Company shall have submitted an additional share listing application for the shares of common stock of the Company (the “Common Stock”), issuable upon conversion of the New Notes with the New York Stock Exchange and shall cause the shares of Common Stock issuable upon conversion of the New Notes to be approved by the New York Stock Exchange for listing as soon as practicable after the Closing;

(v) The Company shall have obtained a Committee on Uniform Securities Identification Procedures number (“CUSIP number”) for the New Notes;

(vi) The representations and warranties of the Company in this Agreement shall be true and correct in all material respects on and as of the Closing Date with the same effect as if made on the Closing Date and the Company has complied in all material respects with all the agreements and satisfied all the conditions on its part to be performed or satisfied at or prior to the Closing Date;

(vii) The New Notes satisfy the requirements set forth in Rule 144A(d)(3) under the Securities Act of 1933 (the “Securities Act”);

(viii) The New Notes shall have been approved for trading on The PORTAL Market; and

(ix) The Company shall have received irrevocable commitments from holders of $50 million in principal amount of the Old Notes to engage in the Exchange on substantially the same terms and conditions as set forth in this Agreement.

(b) The obligation of the Company hereunder to consummate the transactions contemplated hereby at the Closing is subject to the satisfaction, at or before the Closing Date, of each of the following conditions, provided that these conditions are for the Company’s sole benefit and may be waived by the Company at any time in its sole discretion by providing the Holder with prior written notice thereof:

(i) Holder shall have executed and delivered to the Company the Registration Rights Agreement;

(ii) The Holder shall have delivered, or caused to be delivered, to the Company (i) the Old Notes being exchanged pursuant to this Agreement in accordance with the written instructions of the Company and (ii) all documentation related to the right, title and interest in and to all of the Old Notes, and whatever documents of conveyance or transfer may be necessary or reasonably desirable to transfer to and confirm in the Company all right, title and interest in and to (free and clear of any mortgage, lien, pledge, charge, security interest, encumbrance, title retention agreement, option, equity or other adverse claim thereto) the Old Notes, including the delivery to the Company at or prior to the execution of this Agreement of a properly completed Letter of Transmittal in the form provided to the Holder;

(iii) The representations and warranties of the Holder in this Agreement shall be true and correct in all material respects on and as of the Closing Date with the same effect as if made on the Closing Date and that the Holder shall have complied in all material respects with all the agreements and satisfied all the conditions on its part to be performed or satisfied at or prior to the Closing Date; and

(iv) The Company shall have received irrevocable commitments from holders of $50 million in principal amount of the Old Notes to engage in the Exchange on substantially the same terms and conditions as set forth in this Agreement.

Section 1.6 Exchange of Additional Notes. Simultaneously with or after the Closing, the Company may issue, to one or more other holders of Old Notes (the “Other Holders”), subject to the terms of the Indenture, New Notes on substantially the same terms and conditions offered to the Holder; provided that the aggregate principal amount of New Notes that may be issued by the Company in exchange for Old Notes shall not exceed $64,000,000.

ARTICLE 2

Representations and Warranties of the Holder

The Holder hereby makes the following representations and warranties, each of which is true and correct on the date hereof and the Closing Date and shall survive the Closing Date and the transactions contemplated hereby to the extent set forth herein.

Section 2.1 Existence and Power.

(a) The Holder is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and has the power, authority and capacity to execute and deliver this Agreement, to perform its obligations hereunder, and to consummate the transactions contemplated hereby.

(b) The execution of this Agreement by the Holder and the consummation by the Holder of the transactions contemplated hereby do not and will not constitute or result in a breach, violation, conflict or default under any note, bond, mortgage, deed, indenture, lien, instrument, contract, agreement, lease or license to which the Holder is a party, whether written or oral, express or implied, or any statute, law, ordinance, decree, order, injunction, rule, directive, judgment or regulation of any court, administrative or regulatory body, governmental authority, arbitrator, mediator or similar body on the part of the Holder or on the part of any other party thereto or cause the acceleration or termination of any obligation or right of the Holder, except for such breaches, conflicts, defaults, rights or violations which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the ability of the Holder to perform its obligations hereunder. As used in this Agreement, the term “Material Adverse Effect” shall mean a material adverse effect on the business, condition (financial or otherwise), properties or results of operations of the party, or an event, change or occurrence that would materially adversely affect the ability of the party to perform its obligations under this Agreement, the Indenture, the Registration Rights Agreement and the New Notes or which would limit the Holder’s power to transfer the Old Notes hereunder.

Section 2.2 Valid and Enforceable Agreement; Authorization. This Agreement has been duly executed and delivered by the Holder and constitutes a legal, valid and binding obligation of the Holder, enforceable against the Holder in accordance with its terms, except that such enforcement may be subject to (a) bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting or relating to enforcement of creditors’ rights generally, and (b) general principles of equity.

Section 2.3 Title to Old Notes. The Holder has good and valid title to the Old Notes in the aggregate principal amount set forth on Schedule A, free and clear of any mortgage, lien, pledge, charge, security interest, encumbrance, title retention agreement, option, equity or other adverse claim thereto. The Holder has not, in whole or in part, (i) assigned, transferred, hypothecated, pledged or otherwise disposed of the Old Notes or its rights in such Old Notes, or (ii) given any person or entity any transfer order, power of attorney or other authority of any nature whatsoever with respect to such Old Notes which would limit the Holder’s power to transfer the Old Notes hereunder.

Section 2.4 Investment Decision. The Holder is a “qualified institutional buyer” within the meaning of Rule 144A under the Securities Act, and was not organized for the purpose of acquiring the New Notes or the shares of the Common Stock, into which the New Notes may be converted (the “Underlying Common Stock”). The Holder is knowledgeable, sophisticated and experienced in business and financial matters and has previously invested in securities similar to the New Notes. The Holder is able to bear the economic risk of its investment in the New Notes and is presently able to afford the complete loss of such investment.

The Holder (or its authorized representative) has had the opportunity to review the Company’s filings with the Securities and Exchange Commission (the “Commission”), including, without limitation, the Company’s Annual Report on Form 10-K filed on November 21, 2008, and the Company’s Current Reports on Form 8-K filed on October 29, 2008 and November 4, 2008 (all of such filings with the Commission referred to, collectively, as the “SEC Documents”). The Holder has reviewed copies of each of the Indenture, the Registration Rights Agreement and the Disclosure Statement (the “Disclosure

Statement”), including copies of each of the Indenture, the Registration Rights Agreement and the Disclosure Statement provided to the Holder. The Holder has had such opportunity to ask questions of the Company and its representative and to obtain from representatives of the Company such information as is necessary to permit it to evaluate the merits and risks of its investment in the Company and has independently, without reliance upon any representatives of the Company and based on such information as the Holder deemed appropriate, made its own analysis and decision to enter into this Agreement. The Holder has had the opportunity to consult with its accounting, tax, financial and legal advisors to be able to evaluate the risks involved in the Exchange pursuant hereto and to make an informed investment decision with respect to such exchange.

The Holder acknowledges that the Company is relying on the truth and accuracy of the foregoing representations and warranties in the offering of the New Notes to the Holder without having first registered the New Notes or the Underlying Common Stock under the Securities Act.

Section 2.5 Acquisition Entirely for Own Account. The Holder is acquiring the New Notes only for investment purposes and not towards, or for resale in connection with, the public sale or distribution of all or any part thereof. The Holder is acquiring the New Notes to be issued to the Holder hereunder in the ordinary course of its business.

Section 2.6 Restricted Securities. The Holder understands that neither the New Notes nor the Underlying Common Stock have been registered under the Securities Act, and are being issued hereunder by reason of a specific exemption from the registration provisions of the Securities Act which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of the Holder’s representations as expressed herein. The Holder understands that the New Notes (and the Underlying Common Stock) are “restricted securities” under applicable U.S. federal and state securities laws and that, pursuant to these laws, the Holder must hold the New Notes (and the Underlying Common Stock) indefinitely unless they are registered with the Commission and qualified by state authorities, or an exemption from such registration and qualification requirements is available. The Holder further acknowledges that if an exemption from registration or qualification is available, it may be conditioned on various requirements including, but not limited to, the time and manner of sale, the holding period for the New Notes (and the Underlying Common Stock), and on requirements relating to the Company which may be outside the Holder’s control, and which, except as set forth in the Registration Rights Agreement, the Company is under no obligation and may not be able to satisfy.

Section 2.7 No Public Market. The Holder understands that no public market now exists for the New Notes, and that the Company has made no assurance that a public market will ever exist for the New Notes.

Section 2.8 Legends. The Holder understands that the New Notes and any shares of Underlying Common Stock, will bear one or more of the legends required by the Indenture, and the removal of such legends shall be governed by the terms of the Indenture and applicable securities law.

Section 2.9 Affiliate Status. The Holder is not, and has not been during the preceding three months, an “affiliate” of the Company as such term is defined in Rule 144 under the Securities Act.

Section 2.10 Professional Advice. With respect to the tax, accounting and other economic considerations involved in the Exchange, the Holder is not relying on the Company or any of its affiliates, and the Holder has carefully considered and has, to the extent the Holder believes such discussion is necessary, discussed with the Holder’s professional legal, tax, accounting and financial advisors the implications of the Exchange for the Holder’s particular tax, accounting and financial situation.

Section 2.11 Letter of Transmittal. The information provided by the Holder in the Letter of Transmittal in the form provided to the Holder is true and accurate as of the date hereof and the Holder shall advise the Company promptly of any changes therein.

ARTICLE 3

Representations, Warranties and Covenants of the Company

The Company hereby makes the following representations, warranties, and covenants each of which is true and correct on the date hereof and the Closing Date and shall survive the date of the Closing and the transactions contemplated hereby to the extent set forth herein.

Section 3.1 Existence and Power.

(a) The Company and each of the Subsidiaries is an entity duly incorporated or otherwise organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization (as applicable), with the requisite power and authority to own and use its properties and assets and to carry on its business as currently conducted. The Company has the requisite power and authority to execute and deliver this Agreement, to perform its obligations hereunder and consummate the transactions contemplated hereby.

(b) The execution of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby (i) does not require the consent, approval, authorization, order, registration or qualification of, or filing with, any governmental authority or court, or body or arbitrator having jurisdiction over the Company other than as contemplated in or by the Registration Rights Agreement, state securities regulators, the New York Stock Exchange, the DTC and The PORTAL Market; and (ii) does not and will not constitute or result in a breach, violation or default under any note, bond, mortgage, deed, indenture, lien, instrument, contract, agreement, lease or license, whether written or oral, express or implied, or with the Company’s Certificate of Incorporation or by-laws, or any statute, law, ordinance, decree, order, injunction, rule, directive, judgment or regulation of any court, administrative or regulatory body, governmental authority, arbitrator, mediator or similar body on the part of the Company or on the part of any other party thereto or cause the acceleration or termination of any obligation or right of the Company or any other party thereto, except, in the case of clause (ii) for such breaches, violations or defaults which would not reasonably be expected to, singly or in the aggregate, result in a Material Adverse Effect (as defined above).

Section 3.2 Valid and Enforceable Agreement; Authorization. This Agreement has been duly executed and delivered by the Company and constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except that such enforcement may be subject to (a) bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting or relating to enforcement of creditors’ rights generally, and (b) general principles of equity.

Section 3.3 Valid Issuance of the New Notes. The New Notes, when issued and delivered in accordance with the terms and for the consideration set forth in this Agreement and the Indenture, will constitute legal and binding obligations of the Company, be validly issued and free of restrictions on transfer other than restrictions on transfer under this Agreement, applicable state and federal securities laws and liens or encumbrances created by or imposed by the Holder, and enforceable against the Company in accordance with their terms, except that such enforcement may be limited by (a) bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting or relating to enforcement of creditors’ rights generally, and (b) general principles of equity. Assuming the accuracy of the representations of the Holder in Article II of this Agreement and subject to the filing of Form D pursuant to Regulation D under the Securities Act and other similar filings required under state securities laws, the New Notes will be issued in compliance in all material respects with all applicable federal and state securities laws. The Underlying Common Stock has been duly reserved for issuance, and upon issuance in accordance with the terms of the Company’s Amended and Restated Certificate of Incorporation will be validly issued, fully paid and nonassessable and free of restrictions on transfer other than restrictions on transfer under applicable federal and state securities laws and liens or encumbrances created by or imposed by the Holder.

ARTICLE 4

Miscellaneous Provisions

Section 4.1 Survival of Representations and Warranties. The agreements of the Company, as set forth herein, and the respective representations and warranties of Holder and the Company as set forth herein in Sections 2 and 3, respectively, shall survive the Closing Date.

Section 4.2 Notice. Any notice provided for in this Agreement shall be in writing and shall be either personally delivered, or mailed first class mail (postage prepaid) with return receipt requested or sent by reputable overnight courier service (charges prepaid):

(a)	if to the Holder, at the most current address given by such Holder to the Company; and

(b)	if to the Company, at its address, as follows:

Headwaters Incorporated

10654 South River Front Parkway

South Jordan, UT 80495

Attention: General Counsel

with a copy to:

Pillsbury Winthrop Shaw Pittman LLP

50 Fremont Street

San Francisco, CA 94105

Attention: Linda C. Williams, Esq.

The Company by notice to the Holder may designate additional or different addresses for subsequent notices or communications. Notices will be deemed to have been given hereunder when delivered personally, three business days after deposit in the U.S. mail postage prepaid with return receipt requested and two business days after deposit postage prepaid with a reputable overnight courier service for delivery on the next business day.

Section 4.3 Entire Agreement. This Agreement and the other documents and agreements executed in connection with the Exchange embody the entire agreement and understanding of the parties hereto with respect to the subject matter hereof and supersede all prior and contemporaneous oral or written agreements, representations, warranties, contracts, correspondence, conversations, memoranda and understandings between or among the parties or any of their agents, representatives or affiliates relative to such subject matter, including, without limitation, any term sheets, emails or draft documents.

Section 4.4 Assignment; Binding Agreement. This Agreement and the various rights and obligations arising hereunder shall inure to the benefit of and be binding upon the parties hereto and their successors and assigns.

Section 4.5 Counterparts. This Agreement may be executed in multiple counterparts, and on separate counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument. Any counterpart or other signature hereupon delivered by facsimile shall be deemed for all purposes as constituting good and valid execution and delivery of this Agreement by such party.

Section 4.6 Remedies Cumulative. Except as otherwise provided herein, all rights and remedies of the parties under this Agreement are cumulative and without prejudice to any other rights or remedies available at law.

Section 4.7 Governing Law. This Agreement shall in all respects be construed in accordance with and governed by the substantive laws of the State of New York, without reference to its conflicts of law rules.

Section 4.8 No Third Party Beneficiaries or Other Rights. Nothing herein shall grant to or create in any person not a party hereto, or any such person’s dependents or heirs, any right to any benefits hereunder, and no such party shall be entitled to sue any party to this Agreement with respect thereto.

Section 4.9 Waiver; Consent. This Agreement may not be changed, amended, terminated, augmented, rescinded or discharged (other than in accordance with its terms), in whole or in part, except by a writing executed by the parties hereto. No waiver of any of the provisions or conditions of this Agreement or any of the rights of a party hereto shall be effective or binding unless such waiver shall be in writing and signed by the party claimed to have given or consented thereto. Except to the extent otherwise agreed in writing, no waiver of any term, condition or other provision of this Agreement, or any breach thereof shall be deemed to be a waiver of any other term, condition or provision or any breach thereof, or any subsequent breach of the same term, condition or provision, nor shall any forbearance to seek a remedy for any noncompliance or breach be deemed to be a waiver of a party’s rights and remedies with respect to such noncompliance or breach.

Section 4.10 Word Meanings. The words such as “herein”, “hereinafter”, “hereof”, and “hereunder” refer to this Agreement as a whole and not merely to a subdivision in which such words appear unless the context otherwise requires. The singular shall include the plural, and vice versa, unless the context otherwise requires. The masculine shall include the feminine and neuter, and vice versa, unless the context otherwise requires.

Section 4.11 No Broker. Neither party has engaged any third party as broker or finder or incurred or become obligated to pay any broker’s commission or finder’s fee in connection with the transactions contemplated by this Agreement other than such fees and expenses for which it shall be solely responsible.

Section 4.12 Further Assurances. The Holder and the Company each hereby agree to execute and deliver, or cause to be executed and delivered, such other documents, instruments and agreements, and take such other actions, as either party may reasonably request in connection with the transactions contemplated by this Agreement.

Section 4.13 Costs and Expenses. The Holder and the Company shall each pay their own respective costs and expenses incurred in connection with the negotiation, preparation, execution and performance of this Agreement, including, but not limited to, attorneys’ fees.

Section 4.14 Headings. The headings in this Agreement are for convenience of reference only and shall not limit or otherwise affect the meaning hereof.

Section 4.15 Severability. If any one or more of the provisions contained herein, or the application thereof in any circumstance, is held invalid, illegal or unenforceable, the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions contained herein shall not be affected or impaired thereby.

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed as of the date first above written.

HOLDER:

By:
Name:
Title:

Signature Page to Exchange Agreement

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed as of the date first above written.

HEADWATERS INCORPORATED

By:
Name:
Title:

Signature Page to Exchange Agreement

Schedule A

HOLDER NAME: ____________________________________

Aggregate Principal Amount of Old Notes	Aggregate Principal Amount of New Notes

Exhibit A

Form of Indenture

Exhibit B

Form of Registration Rights Agreement